                            STOCK PURCHASE AGREEMENT


                                     AMONG


                           THE UNIMARK GROUP, INC. ,


                                      AND


             THE INDIVIDUALS NAMED IN THE ANNEXED EXHIBIT 1 HERETO

                         BEING ALL THE SHAREHOLDERS OF


                  GRUPO INDUSTRIAL SANTA ENGRACIA S.A. DE C.V.








                              ____________________

                                 APRIL 30, 1996

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                              TABLE OF CONTENTS

                                   ARTICLE I.
                      REPRESENTATIONS OF THE SHAREHOLDERS


   1.0   Representation of the Shareholders
   1.1   Ownership of GISE Shares
   1.2   Validity of Transaction
   1.3   Existence and Good Standing
   1.4   Capital Stock
   1.5   Subsidiaries and Investments
   1.6   Financial Statements and No Material Changes
   1.7   Books and Records
   1.8   Title to Properties; Encumbrances
   1.9   Real Property
   1.10  Leases
   1.11  Material Contracts
   1.12  Restrictive Documents
   1.13  Litigation
   1.14  Taxes
   1.15  Liabilities
   1.16  Insurance
   1.17  Intellectual Properties
   1.18  Compliance with Laws; Permits
   1.19  Accounts Receivable
   1.20  Employment Relations
   1.21  Employee Benefit Plans
   1.22  Interests in Clients, Suppliers, Etc.
   1.23  Bank Accounts, Powers of Attorney and Compensation of Employees
   1.24  No Changes Prior to Closing Date
   1.25  Disclosure
   1.26  Broker's or Finder's Fees
   1.27  Agreements, Judgments and Decrees Affecting Shareholders
   1.28  Copies of Documents
   1.29  Purchase for Investment
   1.30  Investor Qualifications
   1.31  Regulation "S":  Shareholders are Non-U.S. Persons
   1.32  Environmental Matters





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                                  ARTICLE II.
                           REPRESENTATIONS OF UNIMARK


2.0  Representations of UniMark
2.1  Existence and Good Standing
2.2  Restrictive Documents
2.3  Broker's or Finder's Fees
2.4  Issuance of the UniMark Shares
2.5  Financial Situation
2.6  No Changes Prior to Closing
2.7  Disclosure
2.8  Litigation



                                  ARTICLE III.
                              SALE OF GISE SHARES


3.1  Sale of GISE Shares
3.2  UniMark Common Stock
3.3  Closing
3.4  Post Closing Adjustment to Purchase Price



                                  ARTICLE IV.
                          CONDUCT OF BUSINESS; REVIEW


4.1  Conduct of Business of GISE
4.2  Exclusive Dealing
4.3  Nondisclosure
4.4  Access to Information


                                   ARTICLE V.
                      CONDITIONS TO UNIMARK'S OBLIGATIONS


5.0  Conditions to UniMark's Obligations
5.1  Opinion of GISE's Counsel
5.2  Good Standing Certificates
5.3  No Material Adverse Change
5.4  Truth of Representations and Warranties
5.5  Performance of Agreements
5.6  No Litigation Threatened
5.7  Audited Financial Statements Certified by Mancera, S.C.



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5.8   Consulting and Non-Competition Agreements
5.9   Governmental Approvals
5.10  Intra-Company Debt
5.11  Proceedings


                                  ARTICLE VI.
                  CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS


6.0   Conditions to the Shareholders' Obligations
6.1   Opinion of UniMark's Counsel
6.2   Truth of Representations and Warranties
6.3   Governmental Approvals; Contractual Approvals
6.4   Proceedings
6.5   Right of First Refusal



                                  ARTICLE VII
                SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

7.1   Survival of Representations
7.2   Indemnification


                                  ARTICLE VIII
                                 MISCELLANEOUS


8.1   Knowledge of Shareholders
8.2   Expenses
8.3   "Person" Defined
8.4   Captions
8.5   Publicity
8.6   Notices
8.7   Parties in Interest
8.8   Counterparts
8.9   Entire Agreement
8.10  Amendments
8.11  Severability
8.12  Third Party Beneficiaries
8.13  Currency
8.14  Termination of Agreement
8.15  Time of Essence
8.16  Negotiation
8.17  Binding Arbitration



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Exhibit 1.  Shareholders
Exhibit 2.  Opinion Letter of Shareholders' Counsel



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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of April 30, 1996, by and among The UniMark Group, Inc., a Texas corporation ("UniMark"), and the individuals named in the annexed Exhibit 1 (collectively, the "Shareholders"), being all the shareholders of Grupo Industrial Santa Engracia S.A. DE C.V. ("GISE").

                              W I T N E S S E T H:

     WHEREAS, the Shareholders own the shares of GISE listed in Exhibit 1 hereto (the "GISE Shares"), being all of the issued and outstanding shares of the shares of capital stock of GISE.

     WHEREAS, the Shareholders desire to sell, and UniMark desire to purchase, the GISE Shares pursuant to this Agreement; and

     WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the GISE Shares pursuant to this Agreement, UniMark shall own all of the outstanding shares of share capital of GISE;

     NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I
                      REPRESENTATIONS OF THE SHAREHOLDERS

     Section 1. Representations of the Shareholders.   Each of the Shareholders,
jointly and severally, represents, warrants and agrees as follows:

     Section 1.1 Ownership of GISE Shares. The Shareholders are the lawful owner of the number of shares of GISE Shares listed opposite the name of such Shareholder in EXHIBIT 1 hereto, free and clear of all hypothecs, liens, encumbrances restrictions and claims of every kind; the shares of GISE Shares listed in EXHIBIT 1 are all of the outstanding shares of share capital of GISE; each of the Shareholders has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the shares of GISE Shares so owned by such Shareholder pursuant to this Agreement; and the delivery to UniMark of the GISE Shares pursuant to the provisions of this Agreement will transfer to UniMark valid title thereto, free and clear of all hypothecs, liens, encumbrances, restrictions and claims of every kind.

     Section 1.2 Validity of Transaction. This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws affecting creditors generally. When sold, assigned, transferred and conveyed to

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UniMark  pursuant to this Agreement, the GISE Shares will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights or rights of first refusal of the Shareholders or any other Person. The execution, delivery and performance of this Agreement has been duly authorized by and will not violate any applicable federal or state law, any order of any court of government agency or the articles of incorporation of GISE. The execution, delivery and performance of this Agreement will not result in any breach of or default under, or result in the creation of any encumbrance upon any of the assets of GISE pursuant to, the terms of any agreement by which GISE or any of its respective assets may be bound. Except as set forth in SCHEDULE
1.2 heretofore, no consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required for the validity of the execution and delivery by GISE of this Agreement or any documents related thereto.

     Section 1.3 Existence and Good Standing. GISE is a corporation duly organized, validly existing and in good standing under the laws of Mexico.
GISE has the power to own its property and to carry on its business as now being conducted. GISE is duly qualified to do business and is in good standing in Mexico, which is the only jurisdiction in which the character or location of the properties owned or leased by GISE or the nature of the business conducted by GISE makes such qualification necessary. GISE has all necessary power and authority to conduct the business it proposes to conduct and enter into and perform its obligations under this Agreement. GISE will deliver to UniMark a Certificate of Officer dated as of the Closing Date certifying to GISE's existence and good standing, the accuracy and completeness of its certificate of incorporation, as amended, and its bylaws, as amended, and the names and signatures of its officers and agents authorized to execute documents on behalf of Company.

     Section 1.4 Capital Stock. GISE has an authorized capitalization as set forth on SCHEDULE 1.4 hereto. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of GISE, other than as contemplated by this Agreement and as listed in SCHEDULE
1.4 hereto. As of the Closing Date, GISE will not be subject to any obligation, contingent or otherwise, to repurchase or otherwise acquire or redeem any shares of its capital stock.

     Section 1.5 Subsidiaries and Investments. Set forth in SCHEDULE 1.5 heretofore delivered by the Shareholders to UniMark is a list of each of GISE's subsidiaries, if any. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth in such schedule, and has all requisite power to own its property and to carry on its business as now being conducted. Set forth in SCHEDULE 1.5 is a list of jurisdictions in which each subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned or leased by each subsidiary, or the nature of the business conducted by each subsidiary, make such qualification necessary. All

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of the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth in SCHEDULE 1.5, are owned, of record and beneficially, by GISE, free and clear of all hypothecs, liens, encumbrances, equities, options or claims whatsoever. No shares of capital stock of any subsidiary are reserved for issuance, and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of such subsidiary, pursuant to which such subsidiary is or may become obligated to issue or exchange any shares of capital stock of such subsidiary. Neither GISE nor any subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

     Section 1.6 Financial Statements and No Material Changes. The Shareholders have heretofore furnished UniMark with the consolidated balance sheets of GISE and its subsidiaries as of December 31, 1995, December 31, 1994, December 31, 1993 and December 31, 1992, and the related consolidated statements of income, Shareholders' equity and changes in financial position for the years then ended, all prepared in accordance with United States Generally Accepted Accounting Principles and certified and verified by Garza Jasso & Co., S.C.
(the consolidated balance sheet of GISE and its subsidiaries as at December 31, 1995 is hereinafter referred to as the "Balance Sheet"). Such financial statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with United States generally accepted accounting principles consistently followed throughout the periods indicated. The Balance Sheet fairly presents the financial condition of GISE and its subsidiaries at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of GISE and its subsidiaries, fixed or contingent, as at the date thereof and the related statements of income, Shareholder' equity and changes in financial position fairly present the results of the operations of GISE and its subsidiaries and the changes in their financial position for the period indicated. Such other balance sheets fairly present the financial condition of GISE and its subsidiaries at the respective dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of GISE and its subsidiaries, fixed or contingent, as at the respective dates thereof, and the related statements of income, Shareholders' equity and changes in financial position fairly present the results of the operations of GISE and its subsidiaries and the changes in their financial position for the periods indicated. Since December 31, 1995 (the "Balance Sheet Date"), there has been (x) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of GISE and its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and (y) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, or prospects, of GISE and its subsidiaries except in the ordinary course of business; and to the best knowledge, information and belief of the Shareholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the

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future.  In addition, GISE represents and warrants that the inventory of GISE and its subsidiaries shown on the financial statements (a) is accurately stated therein, (b) is usable and saleable in the normal course of business of GISE and its subsidiaries, (c) is carried at valuations consistent with Mexican accounting principles.

     Section 1.7 Books and Records. The respective minute books of GISE and its subsidiaries, as previously made available to UniMark and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the respective Shareholders and Boards of Directors of GISE and its subsidiaries. Except as set forth in SCHEDULE 1.7 heretofore delivered by the Shareholders to UniMark, GISE and its subsidiaries do not have any of their respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of GISE and its subsidiaries. GISE will make and keep books, records and accounts that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets. GISE will devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for such assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     Section 1.8 Title to Properties; Encumbrances. GISE has good and marketable title to its real properties and good and merchantable title to each of its other properties. Except as set forth is SCHEDULE 1.8 hereto and as needed in GISE's ordinary course of business, all properties of GISE are free and clear of all hypothecs and other encumbrances.

     Section 1.9 Real Property. SCHEDULE 1.9 heretofore delivered by the Shareholders to UniMark contains an accurate and complete list of all real property owned in whole or in part by GISE or any of its subsidiaries and includes the name of the record title holder thereof and a list of all indebtedness or other obligations secured by an hypothec, lien, mortgage or deed of trust thereon. Each of GISE and its subsidiaries has good and marketable title to all the real property specified as owned by it in SCHEDULE
1.9 (or required to be set forth in SCHEDULE 1.9), free and clear of all hypothecs, encumbrances, liens, charges or other restrictions of any kind or character, except for those of the nature referred to in Section 1.8 or as set forth in SCHEDULE 1.9. All of the buildings, structures and appurtenances situated on the real property listed in SCHEDULE 1.9 (or required to be set forth in SCHEDULE 1.9) are in good operating condition and in a state of good maintenance and repair, (except those certain buildings, structures and appurtances actually assigned to the Tourism

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Division, which are considered as is), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, GISE or such subsidiary has adequate rights of way for operation of the business of GISE or such subsidiary in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or municipal law, by-law, ordinance, rule or
regulation, or encroaches on any property owned by others.   Except as set
forth in SCHEDULE 1.9, no condemnation proceeding is pending or, to the best knowledge, information and belief of the Shareholders, threatened that would preclude or impair the use of any such property by GISE or such subsidiary for the purposes for which it is currently used. GISE will maintain and keep its material properties in good repair, working order and condition and, from time to time, make all necessary or desirable repairs, renewals and replacement, so that its business may be properly and advantageously conducted at all times.

     All taxes whatsoever relating to the real property listed in SCHEDULE 1.9 which are due have been paid without subrogation and all transfer duties required to be paid by GISE or any of its subsidiaries have been paid.

     Section 1.10 Leases. SCHEDULE 1.10 heretofore delivered by the Shareholders to UniMark contains an accurate and complete list and description of the terms of all leases to which GISE or any subsidiary is a party as lessee or lessor. Each lease set forth in SCHEDULE 1.10 (or required to be set forth in SCHEDULE 1.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor (except as, but not construed to, as actual commercial practice registered in the books of GISE); and there exists no event of default or event, occurrence, condition or act (including the purchase of the GISE Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither GISE nor any subsidiary has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of the Shareholders, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by GISE or any such subsidiary is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

     Section 1.11 Material Contracts. Except as set forth in SCHEDULE 1.11 heretofore delivered by the Shareholders to UniMark, neither GISE nor any of its subsidiaries has or is bound by (a) any agreement, contract or commitment relating to the employment of any person by GISE or any subsidiary, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, indenture or other instrument that contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,
(c) any agreement, contract or commitment relating to capital

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expenditures, (d) any loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of GISE or any subsidiary to engage in any line of business or to compete with any other Person, (h) any agreement, contract or commitment not entered into in the ordinary course of business that involves $25,000 or more and is not cancelable without penalty within 30 days or (i) any agreement, contract or commitment that might reasonably be expected to have a potential adverse impact on the business or operations of GISE or any of its subsidiaries. Each contract or agreement set forth in SCHEDULE 1.11 (or required to be set forth in SCHEDULE 1.11) is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the GISE Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither GISE or any such subsidiary has violated any of the terms or conditions of any contract or agreement set forth in SCHEDULE 1.11 (or required to be set forth in SCHEDULE 1.11) in any material respect, and, to the best knowledge, information and belief of the Shareholders, all of the covenants to be performed by any other party thereto have been fully performed. Contracts made in the ordinary course of business involving less than $25,000 shall be deemed not to be material for purposes of this SECTION 1.11.

     Section 1.12 Restrictive Documents. Except as set forth in SCHEDULE 1.12 heretofore delivered by the Shareholders to UniMark, none of GISE, any of its subsidiaries or any Shareholders are subject to, or a party to, any charter, bylaw, hypothec, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, that materially adversely affects the business practices, operations or condition of GISE or any of its subsidiaries or any of their assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by any Shareholders with the terms, conditions and provisions hereof or the continued operation of GISE's or any subsidiary's business after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or that would restrict the ability or GISE or any subsidiary to acquire any property or conduct business in any area.

     Section 1.13 Litigation. Except as set forth in SCHEDULE 1.13 heretofore delivered by the Shareholders to UniMark, there is no action, suit or proceeding by any person or entity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Shareholders, threatened, against or affecting GISE or any of its subsidiaries, or any of their properties or rights that could materially and adversely affect the right or ability of GISE or any of its subsidiaries to carry on its business as now conducted, or that could materially and adversely affect the condition,

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whether financial or otherwise, or properties of GISE or any of its subsidiaries; and the Shareholders do not know of any valid basis for any such action, proceeding or investigation. Neither GISE nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding that may have a material adverse effect on any of its operations, business practices or on its ability to acquire any property or conduct business in any area.

     Section 1.14 Taxes. GISE has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, municipal and foreign tax returns and tax reports that are required to be filed by, or with respect to, GISE or any of its subsidiaries, including, but not limited to, all items related to Social Security, Housing Contribution (INFONAVIT) and Retirement Pension Funds (SAR). Such returns and reports reflect accurately all liability for taxes of GISE and all of its subsidiaries for the periods covered thereby. All federal, provincial, municipal and foreign income, profits, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, GISE or any of its subsidiaries, including, but not limited to, all items related to Social Security, Housing Contribution (INFONAVIT) and Retirement Pension Funds (SAR), have been fully paid or adequately disclosed and fully provided for in the books and financial statements of GISE and its subsidiaries. The federal and state income tax liability of GISE and its subsidiaries has been finally determined for all fiscal years to and including the fiscal year ended December 31, 1995. No examination of any tax return of GISE or any of its subsidiaries is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of GISE or any of its subsidiaries. GISE will pay and discharge, when due, (i) all material taxes, assessments and governmental priority claims, hypothecs and charges imposed upon its properties or upon the income or profits therefrom (in ease case before the same becomes delinquent and before penalties accrue thereon), and (ii) all claims for labor, materials or supplies that, if unpaid, might by law became an hypothec or lien upon any of its properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, and adequate reserves have been set aside on its books with respect thereto, in accordance with generally accepted accounting principles.

     Section 1.15 Liabilities. Neither GISE nor any of its subsidiaries has any outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto or set forth in GISE's interim balance sheet for as of March 31, 1995, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by GISE or any subsidiary. Neither GISE nor any of its subsidiaries is in default in respect of the terms or conditions of any indebtedness.

     Section 1.16 Insurance. Set forth in SCHEDULE 1.16 heretofore delivered by the Shareholders to UniMark is a complete list of insurance policies that GISE and its subsidiaries maintain with respect to their businesses, properties or employees. Such policies are in full force and effect free from
any right of termination on the part of the insurance carriers.   Such
policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to

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which GISE,  its subsidiaries and their property and assets are normally exposed in the operation of their respective businesses. Since January 1, 1995, there has not been any material adverse change in GISE's or any subsidiary's relationship with its insurers or in the premiums payable pursuant to such policies, except for general changes the insurance industry.

     Section 1.17 Intellectual Properties. SCHEDULE 1.17 heretofore delivered by the Shareholders to UniMark contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by GISE and its subsidiaries in the operation of their respective businesses (collectively, the "Intellectual Property"). Unless otherwise indicated in such SCHEDULE 1.17, GISE or such subsidiary owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property and trade secrets and technology that is owned by GISE or such subsidiary has been, to the extent indicated in SCHEDULE 1.17, duly registered with, filed in or issued by, as the case may be, the Patent Office (Mexico), the Office of the Registrar of Trade-marks (Mexico), the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in SCHEDULE 1.17; and such registrations, filings and issuances remain in full force and effect. To the best knowledge, information and belief of the Shareholders, except as stated in such SCHEDULE 1.17, there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. SCHEDULE 1.17 lists all notices or claims currently pending or received by GISE or any of its subsidiaries during the past two (2) years that claim infringement by GISE or such subsidiary of any domestic or foreign letters patent, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in any Schedule hereto, there is, to the best knowledge, information and belief of the Shareholders, no reasonable basis upon which a claim may be asserted against GISE or any of its subsidiaries for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge, information and belief of the Shareholders, except as indicated on
SCHEDULE 1.17, no Person is infringing the Intellectual Property. GISE owns, possesses, or otherwise has the legal right to use all the trademarks, service marks, trade names, copyrights, franchises, consents, authorizations, licenses and rights with respect to the foregoing necessary for the conduct of its business as now conducted.

     Section 1.18 Compliance with Laws; Permits. To the best knowledge of the Shareholders, GISE and its subsidiaries, are, and always were, in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees. All water, gas, electric, telephone and other utility equipment required by all applicable laws and now utilized by GISE and its subsidiaries in their facilities, are installed and connected pursuant to valid permits and are reasonably adequate for the present use.

     Section 1.19 Accounts Receivable.   The amount of all accounts receivable,
unbilled invoices and other debts due or recorded in the respective records and books of account of GISE and its subsidiaries as being due to GISE and its subsidiaries as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of GISE and its subsidiaries) will be good and collectible in full in the ordinary course of business and, in any event, not later than sixty (60) days after the Closing Date except as stated in such SCHEDULE 1.17, and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due GISE or its subsidiaries or the allowances with respect thereto, or accounts payable of GISE and its subsidiaries, from that reflected in the Balance Sheet.

     Section 1.20 Employment Relations. (a) Each of GISE and its subsidiaries is in substantial compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against GISE or any of its subsidiaries is pending before a labor commissioner or other competent authority; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving GISE or any of its subsidiaries; (d) no representation question exists respecting the employees of GISE or any of its subsidiaries; (e) no grievance that might have an adverse effect upon GISE or any of its subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted; (f) no collective bargaining agreement exist or is currently being negotiated by GISE or any of its subsidiaries; and (g) neither GISE nor any of its subsidiaries has experienced any material labor difficulty during the last three (3) years. There has not been, and to the best knowledge, information and belief of the Shareholders, there will not be, any material adverse change in relations with employees of GISE or any of its subsidiaries as a result of any announcement of the transactions contemplated by this Agreement. To the best knowledge, information and belief of the Shareholders, no key employee, or group of employees has any plans to terminate employment with GISE. There is no employment agreement that cannot be terminated without penalty by GISE within 30 days notice.

     Section 1.21 Employee Benefit Plans. SCHEDULE 1.21 of the Disclosure Schedule lists each Employee Benefit Plan that any of GISE and its Subsidiaries maintains or to which any of GISE and its Subsidiaries contributes. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with all applicable laws and no leave of contribution to such Employee Benefit Plan has been taken by GISE or any of its Subsidiaries.

     Section 1.22 Interests in Clients, Suppliers. Etc.  Except as set forth in
SCHEDULE 1.22, neither any Shareholders nor any officer or director of GISE or any of its subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of GISE or any of its subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 or are listed on a recognized Stock Exchange not in excess of one percent (1%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 1.22.

     Section 1.23 Bank Accounts, Powers of Attorney and Compensation of Employees. Set forth in SCHEDULE 1.23 heretofore delivered by the Shareholders to UniMark is an accurate and complete list showing (a) the name and address of each bank in which GISE or any of its subsidiaries (in which GISE owns, directly or indirectly, a majority of the voting stock) has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto,
(b) the names of all persons, if any, holding powers of attorney from GISE or any of its subsidiaries and a summary statement of the terms thereof and (c) the names of all persons whose compensation from GISE or any of its subsidiaries for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $25,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

     Section 1.24 No Changes Prior to Closing Date. Except as indicated in
SCHEDULE 1.24, during the period from the Balance Sheet Date to and including the Closing Date, except as expressly contemplated hereby, neither GISE nor any of its subsidiaries will have (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any hypothec, mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business,
(iv) made any capital expenditure or commitment therefor, except in the ordinary course of business, (v) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or profit sharing distribution or payment of any kind, (vii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (viii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to GISE and its subsidiaries, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (x) canceled or waived any claims or rights of substantial value, (xi) made any change in any method of accounting or auditing practice, (xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, or (xiii) agreed, whether or not in writing, to do any of the foregoing. There shall have been no material adverse change in the financial position, results of operations, business or prospects of Company since December 31, 1995. GISE has not consolidated or merged with, nor sold, leased or otherwise disposed to its properties as an entirety or substantially as an entirety, to any Person.

     Section 1.25 Disclosure. None of this Agreement, the financial statements referred to in Section 1.6 above (including the footnotes thereto), or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing that has been supplied by or on behalf of the Shareholders, or by any of GISE's or any of its subsidiaries' directors or officers, in connection with the transactions contemplated hereby, contains to their best knowledge any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Shareholders that materially and adversely affects the business, prospects or financial condition of GISE or any of its subsidiaries or their respective properties or assets, that has not been set forth in this Agreement or in the Schedules, Exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. There has not come to the attention of GISE any facts that reasonably cause Company or its Shareholders to believe that any document connected with the transactions contemplated hereby contain any untrue statement or a material fact, or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, the light of the circumstances existing on the Closing Date, not misleading.

     Section 1.26 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Shareholders or GISE is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     Section 1.27 Agreements, Judgments and Decrees Affecting Shareholders. Each of the Shareholders represents and warrants that such Shareholders is not subject to any agreement, judgment or decree adversely affecting such Shareholder's ability to act as an employee of GISE or any of its subsidiaries, as the case may be.

     Section 1.28 Copies of Documents. The Shareholders have caused to be made available for inspection and copying by UniMark and their advisers, true, complete and correct copies of all documents referred to in this Article I or in any Schedule furnished by the Shareholders to UniMark. All documents and instruments delivered to UniMark on the Closing Date in connection with this transaction shall be reasonably satisfactory to UniMark.

     Section 1.29 Purchase for Investment. Each Shareholder will acquire the UniMark Shares (as defined in Section 3.2) for investment and not with a view to resale or for distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act.
The offering of the UniMark Shares to the Shareholders were made only through direct, personal communication between the undersigned and a duly authorized representative of UniMark and not through public solicitation or advertising. Shareholders acknowledge that the UniMark Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and UniMark is under no obligation to file a registration statement with the United States Securities and Exchange Commission with respect to the UniMark Shares.

     Section 1.30 Investor Qualifications. Shareholders (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the UniMark Shares and has the financial ability to assume the monetary risk associated therewith; (b) is able to bear the complete loss of its investment in the UniMark Shares; and
(c) has received such other documents and information as it has requested and has had the opportunity to ask questions of, and receive answers from, UniMark and its management concerning UniMark and the terms and conditions of the offering of the UniMark Shares and to obtain additional information.

     Section 1.31 Regulation "S"; Shareholders are Non-U.S. Persons. Each Shareholder (i) is a resident of Mexico and not a resident of the United States or an partnership or corporation organized or incorporated under the laws of the United States, or otherwise meets the definition of a "U.S. person" as defined in Regulation S under the Securities Act, (ii) will resell the UniMark Shares only in accordance with Regulation S, pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration under the Securities Act, (iii) the certificates representing the UniMark Shares will contain a legend that transfer is prohibited except in accordance with the provisions of Regulation S, (iv) UniMark is required to refuse the transfer of any of the UniMark Shares not made in accordance with Regulation S and (v) agrees not to sell any of the UniMark Shares in the United States for a period of one year from the effective date of this Agreement without the prior written consent of UniMark.

     Section 1.32 Environmental matters . There are currently no violations by GISE of, and, there previously have been no violations of, and GISE and its subsidiaries have given all notices required under, any Mexican or other applicable Federal, State or Municipal law, regulation, rule, standard, decree, order or ordinances relating to safety, health, environmental protection, hazardous waste or hazardous materials ("Environmental and Zoning Laws") in connection with the use and occupancy of the Real property. Except as set forth in SCHEDULE 1.32, GISE and its subsidiaries have obtained all Authorizations which are required under the Environmental and Zoning Laws with respect to the conduct of its Business and the use and occupancy of the Real Property and are in material compliance with the Environmental and Zoning Laws. Except as set forth in Schedule SCHEDULE 1.32, no complaint, claim, action, suit, proceeding, investigation, order, citation, letter, inquiry, notice or other communication, whether written or oral, has been made or filed which relates to the Real Property or any activity or operation at any time conducted by GISE and its subsidiaries regarding the occurrence or presence of, or exposure to, or possible or threatened occurrence of, any toxic or hazardous substances, waste, effluents, pollutants or contaminants, petroleum products, medical waste, infectious waste, paint containing lead or other hazardous materials ("Hazardous Materials"), or any discharge of Hazardous Materials. Except as set forth in SCHEDULE 1.32, there have been no discharges or releases of Hazardous Materials of any kind that have occurred at, upon, under, within, or from the Real Property or been removed from the Real Property. There are underground or above-ground containers for the storage of fuel, oil, gasoline, or other petroleum products or by-products or any other Hazardous Materials located on, in or under the Real Property.

                                   ARTICLE II
                           REPRESENTATIONS OF UNIMARK

     Section 2. Representations of UniMark. UniMark represents, warrants and agrees as follows:

     Section 2.1 Existence and Good Standing. UniMark is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. UniMark has corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of UniMark.

     Section 2.2 Restrictive Documents.   UniMark is not subject  to any
charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, that would prevent consummation of the transactions contemplated by this Agreement.

     Section 2.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of UniMark is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     Section 2.4 Issuance of the UniMark Shares.   The delivery to
Shareholders of the UniMark Shares pursuant to the provisions of this Agreement will transfer to Shareholders valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind, except as acknowledged by Shareholders in Section 1.31.

     Section 2.5 Financial Situation. The consolidated financial statement of The UniMark Group, Inc. is set forth in The UniMark Group, Inc. Annual Report on Form 10-KSB for the Year Ended December 31, 1995 fairly represent the financial condition of UniMark as of the respective date.

     Section 2.6 No Changes Prior To Closing. Since December 31, 1995, there has been no material adverse change in the financial condition of UniMark.

     Section 2.7 Disclosure. None of this Agreement, the financial statements referred to in Section 2.6 above (including the footnotes thereto), or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing that has been supplied by or on behalf of UniMark or any of its subsidiaries' directors or officers, in connection with the transactions contemplated hereby, contains to their best knowledge any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to UniMark that materially and adversely affects the business, prospects or financial condition of UniMark or any of its subsidiaries or their respective properties or assets, that has not been set forth in this Agreement or in the Schedules, Exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. There has not come to the attention of UniMark any facts that reasonably cause UniMark to believe that any document connected with the transactions contemplated hereby contain any untrue statement or a material fact, or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, the light of the circumstances existing on the Closing Date, not misleading.

     Section 2.8 Litigation.   There is no action, suit or proceeding by any
person or entity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of UniMark any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of UniMark, threatened, that could reasonably be expected to interfere with the consummation of the transactions contemplated hereby.


                                  ARTICLE III
                              SALE OF GISE SHARES

     Section 3.1 Sale of GISE Shares. Subject to the terms and conditions herein stated, the Shareholders agree to sell, assign, transfer and deliver to UniMark on the Closing Date, and UniMark agrees to purchase from Shareholders on the Closing Date, the number of shares of GISE Shares set forth opposite the names of Shareholders on Exhibit 1 hereto. The certificates representing the GISE Shares shall be duly endorsed to UniMark by the Shareholders transferring the same. Shareholders agree to cure any deficiencies with respect to the endorsement of the certificates representing the GISE Shares owned by Shareholders or with respect to the stock power and rights accompanying any such certificates.

     Section 3.2 UniMark Common Stock. At the Closing, UniMark shall issue and deliver to the Shareholders such number of shares of its authorized but unissued Common Stock (the

"UniMark Shares") that have a Public Market Value of $12 million. As used herein, the term "Public Market Value" means the closing sales price of the UniMark Common Stock as quoted on the NASDAQ National Market System for the seven (7) consecutive trading days ending April 30, 1996 (the "Calculation
Date").    The UniMark Shares shall be delivered to the Shareholders listed on
Exhibit 1 hereto, pro-rata in accordance with the ownership percentage set forth opposite that Shareholders' name in Exhibit 1 hereto.

     Section 3.3 Closing. The sale referred to in Section 3.1 shall take place at the offices of Jordaan, Howard & Pennington, PLLC within 15 business days after delivery of the Mancera Audited Financials (as defined in Section 5.12) or at such earlier time and date as UniMark shall by written instrument designate. Such time and date are herein referred to as the "Closing Date."

     Section 3.4 Post Closing Adjustment to Purchase Price. If for any of fiscal years 1996, 1997, 1998 or 1999 (a) GISE's income before interest, depreciation, amortization, taxes and translation gain/loss ("EBITDA") less Cost of Capital (as defined below) exceeds (b) the Projected Base EBITDA Amounts (as set forth in the table below) for the corresponding year (as set forth in the table below), then, UniMark shall pay to the Shareholders, an amount equal to 3.5 times such excess amount (the "Additional Consideration") up to a cumulative aggregate amount of $8 million:


Fiscal Year                 Projected Base
ended December 31           EBITDA Amounts
- --------------------------------------------
1996                         $3,540,000
1997                          5,023,000
1998                          7,517,000
1999                          9,542,000

Notwithstanding anything herein to the contrary, the cumulative amount of the Additional Consideration payable pursuant to this Section 3.5 shall not exceed $8 million in the aggregate for all years. As used herein "Cost of Capital" for any fiscal year shall mean an amount equal to the 10 percent of Outstanding Cumulative Capital Expenditures (as defined below). As used herein "Outstanding Cumulative Capital Expenditures" for a particular fiscal year shall mean (a) the weighted average amount of all expenditures made by GISE during the particular fiscal year for assets with an expected life in excess of one year plus (b) the amount of all expenditures for assets with an expected life in excess of one year made by GISE after the Closing Date but prior to the particular fiscal year.

Additional Consideration, if any, that may be due in respect of any fiscal year shall be due and payable on April 1 of the following year (the "Subsequent Calculation Date") , at UniMark's option in either (a) shares of UniMark Common Stock that has a Subsequent Public Market Value (as defined below) equal to the amount of the Additional Consideration (the "Additional UniMark Shares") or
(b) cash in amount of the Additional Consideration. As used herein, Subsequent Public Market Value means the average closing bid prices of the UniMark Common Stock as quoted on the NASDAQ National Market System for the seven (7) consecutive trading days immediately preceding the Subsequent Valuation Date. The Additional Consideration shall be paid to the Shareholders listed on Exhibit 1 hereto, pro-rata in accordance with the ownership percentage set forth opposite that Shareholders' name in Exhibit 1 hereto. The all amounts included in the calculation of EBITDA shall be in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP")
consistently applied and derived from GISE's audited financial statements.   If
a dispute shall arise regarding the calculation of the Additional Consideration, the accounting firms of Mancera, S.C. and Ernst & Young LLP (or any mutually acceptable national independent Mexican and United States accounting firms) shall collectively determine the amount of the Additional Consideration and the determination of these independent accounting firms shall be final and binding upon the parties hereto.

Prior to the issuance of any Addition Consideration that consist of additional UniMark Shares, each Shareholder shall represent and warrant to UniMark that:

           (a) Purchase for Investment. Each Shareholder will acquire the Additional UniMark Shares for investment and not with a view to resale or for distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act.
      The offering of the Additional UniMark Shares to the Shareholders were made only through direct, personal communication between the undersigned and a duly authorized representative of UniMark and not through public solicitation or advertising. Shareholders acknowledge that the Additional UniMark Shares have not been registered under the Securities Act and UniMark is under no obligation to file a registration statement with the United States Securities and Exchange Commission with respect to the Additional UniMark Shares.

           (b) Investor Qualifications. Each Shareholder (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Additional UniMark Shares and has the financial ability to assume the monetary risk associated therewith; (b) is able to bear the complete loss of its investment in the Additional UniMark Shares; and (c) has received such other documents and information as it has requested and has had the opportunity to ask questions of, and receive answers from, UniMark and its management concerning UniMark and the terms and conditions of the offering of the Shares and to obtain additional information.

           (c) Shareholders are Non-U.S. Persons. Each Shareholder (i) is a resident of Mexico and not a resident of the United States or an partnership or corporation organized or incorporated under the laws of the United States, or otherwise meets the definition of a "U.S. person" as defined in Regulation S under the Securities Act and (ii) agrees not to sell any of the Additional UniMark Shares in the United States for a period of one year from the date of issuance.


                                   ARTICLE IV
                          CONDUCT OF BUSINESS; REVIEW

     Section 4.1 Conduct of Business of GISE. Since December 31, 1995, the Shareholders have caused GISE and each of its subsidiaries to conduct their respective operations only according to their ordinary and usual course of business and to use their best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them. Notwithstanding the immediately preceding sentence, pending the Closing Date and except as it has been first approved by UniMark or as is otherwise permitted or required by this Agreement, the Shareholders have caused (a) GISE's and each of its subsidiaries' respective articles or certificate of incorporation and Bylaws to be maintained in their form on the date of this Agreement, (b) the compensation payable or to become payable by GISE and each of its subsidiaries to any officer, employee or agent being paid $40,000 per year or more on the Balance Sheet Date to be maintained at their levels on the date of this Agreement, (c) GISE and each of its subsidiaries to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued, (d) GISE and each of its subsidiaries to refrain from entering into any contract or commitment except contracts in the ordinary course of business and (e) GISE and each of its subsidiaries to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of GISE or any such subsidiary. Since December 31, 1995, the Shareholders have caused GISE to confer on a regular and frequent basis with one (1) or more designated representatives of UniMark to report material operational matters and to report the general status of ongoing operations. The Shareholders shall cause GISE and each of its subsidiaries to notify UniMark of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of GISE and each of its subsidiaries, and to keep UniMark fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

     Section 4.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, the Shareholders shall not, and shall cause GISE to refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, Person, or other entity or group, other than UniMark, concerning any purchase of the GISE Shares or any merger, sale of substantial assets or similar transaction involving GISE.

     Section 4.3 Nondisclosure. Each Shareholder agrees not to disclose any information regarding the transactions contemplated hereby or their intention to conduct such a sale to any third parties (other than the shareholders' respective legal counsel, bankers and accountants) and to limit availability to such information to only those officers of GISE as are necessary to negotiate the terms and provisions of the transaction contemplated hereby.

     Section 4.4 Access to Information. The Shareholders shall cause GISE, its subsidiaries and its officer, directors and employees to permit UniMark and its counsel, accountants, agents and other representatives, full access, at reasonable times during normal business hours, throughout the period beginning on the date hereof and ending on the Closing Date, to all of the facilities, properties, books, records, contracts, commitments and personnel of GISE and its subsidiaries and shall furnish to UniMark during such period all such information concerning the business, operations and affairs of GISE and its subsidiaries and the financial conditions thereof as UniMark or its counsel, accountants, agents and other representatives may reasonably requires. No investigation or findings of UniMark shall however, affect the representations and warranties of the Shareholders hereunder.


                                   ARTICLE V
                      CONDITIONS TO UNIMARK's OBLIGATIONS

     Section 5. Conditions to UniMark's Obligations. The purchase of the GISE Shares by UniMark on the Closing Date is conditioned upon receipt by UniMark of the legal opinion and other documents listed in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10 and 5.11 and compliance with Sections 5.10 and
5.11.

     Section 5.1 Opinion of GISE's Counsel. The Shareholders shall have furnished UniMark with a favorable opinion, dated the Closing Date, of GISE's counsel, in form and substance satisfactory to UniMark and its counsel, to the effect set forth in Exhibit 2 hereto.

     Section 5.2 Good Standing Certificates. The Shareholders shall have delivered to UniMark (a) copies of GISE's and such subsidiaries' respective deed of incorporation, including all amendments thereto, certified by the other appropriate official of its jurisdiction of incorporation, (b) certificates appropriate official or other appropriate official of the respective jurisdictions of incorporation to the effect that each of GISE and its designated subsidiaries is in good standing or subsisting in such jurisdiction, and (c) a certificate from the appropriate official in each jurisdiction in which GISE or any designated subsidiary is qualified to do business to the effect that GISE or the applicable subsidiary is in good standing in such jurisdiction.

     Section 5.3 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of GISE and its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and the Shareholders shall have delivered to UniMark a certificate, dated the Closing Date, to such effect.

     Section 5.4 Truth of Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Shareholders shall have delivered to UniMark on the Closing Date a certificate, dated the Closing Date, to such effect.

     Section 5.5 Performance of Agreements. Each and all of the agreements of the Shareholders to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Shareholders shall have delivered to UniMark a certificate, dated the Closing Date, to such effect.

     Section 5.6 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of the Shareholders, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Shareholders shall have delivered to UniMark a certificate, dated the Closing Date, to such effect.

     Section 5.7 Audited Financial Statements certified by Mancera, S.C.. The Shareholders shall have furnished UniMark with the consolidated balance sheets of GISE and its subsidiaries as of December 31, 1995 and the related consolidated statements of income, Shareholders' equity and changes in financial position for the years then ended, all prepared in accordance with U.S. GAAP, upon which Mancera S.C. has reached an unqualified audit opinion based upon U.S. generally accepted auditing standards (the "Mancera Audited
Financials").   The audited balance sheet of GISE and its subsidiaries and the related statements of income, Shareholder' equity and changes in financial position set forth in the Mancera Audited Financials, shall be substantially similar to the balance sheet of GISE and its subsidiaries and the related statements of income, Shareholder' equity and changes in financial position that have been provided to UniMark by GISE and the Shareholders.

     Section 5.8 Employment and Non-Competition Agreements. GISE shall have entered into a four year employment and non-competition agreement (the "Employment Agreement") with Mr. Ing. Jose Ma. Martinez Brohez in form and substance satisfactory to UniMark. The Employment Agreement shall provide that for a period of at least four (4) years from the effective date of this Agreement, (a) exclusive authority regarding the hiring and firing of any GISE officers or employees shall vest in Mr. Ing. Jose Ma. Martinez Brohez and (b) Mr. Ing. Jose Ma. Martinez Brohez's position as president and chief executive officer of GISE can only be terminated by GISE for "Cause."

The Employment Agreement shall be define "Cause" as:

           "Cause" means (a) any act by Mr. Ing. Jose Ma. Martinez Brohez that is materially injurious to GISE and which if the subject of a criminal proceeding could result in a criminal conviction or (b) the failure by Mr. Ing. Jose Ma. Martinez Brohez to substantially perform his duties hereunder, which duties are within the control of Mr. Ing. Jose Ma. Martinez Brohez and after notification Mr. Ing. Jose Ma. Martinez Brohez fails to reasonably and prospectively cure such violation.

     In addition, the Employment Agreement shall provide for 24 months severance pay upon the termination of the Employment Agreement by UniMark for any reason other than Cause.

     Section 5.9 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received. In addition, GISE shall have received necessary governmental consents and approvals with respect to the matters referenced in Schedule 1.2.

     Section 5.10 Intra-Company Debt. All indebtedness, other than travel and similar advances, of the Shareholders, directors, officers and employees of GISE and any of its subsidiaries to GISE or any of its subsidiaries shall have been repaid in full.

     Section 5.11 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to UniMark and their counsel, and UniMark shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation or such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE VI
                  CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS

     Section 6. Conditions to the Shareholders' Obligations. The sale of the GISE Shares by the Shareholders on the Closing Date is conditioned upon receipt by the Shareholders of the legal opinion and other documents listed in Sections 6.1, 6.2, 6.3 and 6.5. and compliance with Section 6.4.

     Section 6.1 Opinions of UniMark's Counsel. UniMark shall have furnished the Shareholders with an opinion, dated the Closing Date, of Jordaan, Howard & Pennington, PLLC regarding the validity of the UniMark Shares.

     Section 6.2 Truth of Representations and Warranties. The representations and warranties of UniMark contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and UniMark shall have delivered to the Shareholders on the Closing Date a certificate, dated the Closing Date, to such effect.

     Section 6.3 Governmental Approvals; Contractual Approvals. All federal, provincial, municipal or local governmental and contractual consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including all licenses, certifications, authorizations or approvals.

     Section 6.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Shareholders and their counsel.

     Section 6.5 Right of First Refusal. GISE and Mr. Ing. Jose Ma. Martinez Brohez shall entered into an agreement pursuant to which (a) Mr. Ing. Jose Ma. Martinez Brohez and his heirs and legal representatives shall be granted a right of first refusal to purchase the assets of "The Hacienda" (included into the Tourism Division) (the "Hacienda") and (b) UniMark shall maintain the Hacienda in the normal operations and preserve the traditional "Martinez Family atmosphere."

                                  ARTICLE VII
                SURVIVAL OF REPRESENTATIONS: INDEMNITY; SET-OFF

     Section 7.1 Survival of Representations. The respective representations and warranties of the Shareholders and UniMark contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the purchase and sale of the GISE Shares contemplated hereby for a period of three (3) years from the Closing Date, except for any representations and warranties pertaining to tax matters which will survive the Closing Date.

     Section 7.2 Indemnification. (a) The Shareholders agree, jointly and severally, to indemnify and hold UniMark and its officers, directors and agents harmless from damages, losses or expenses in excess of $25,000 in the aggregate, suffered or paid, directly or indirectly, through application of GISE's or UniMark's assets, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of the failure of any representation or warranty made by the Shareholders in this Agreement or in any Schedule delivered pursuant hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

     (b) UniMark agrees to indemnify and hold the Shareholders harmless from damages, losses or expenses in excess of $25,000, in the aggregate, suffered or paid, directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of the failure of any representation or warranty made by UniMark in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

     (c) Any party claiming indemnification hereunder, shall give the other party (an "indemnitee") written notice of the basis of indemnification, and if possible, shall allow the indemnitee a reasonable opportunity to retroactive, prospectively and permanently cure the problem.

     (d)  The obligations to indemnify and hold harmless pursuant to this
Section 7.2 shall survive the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1 Knowledge of Shareholders. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders, the Shareholders confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

     Section 8.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

     Section 8.3 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

     Section 8.4 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 8.5 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of UniMark and GISE to the contents and the manner of presentation and publication thereof.

     Section 8.6 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex or by registered or certified mail, postage prepaid, addressed as follows: If to UniMark, to UniMark Group, Inc., Attention: Jorn Budde, with a copy to its counsel, Jordaan, Howard & Pennington, 300 Crescent Court, Suite 1670, Dallas, Texas 75201, Telephone: (214)871-6550, Fax: (214)871-6560; and if
to Shareholders, to

            Grupo Industrial Santa Engracia, S.A. De C.V.
            Carrera Torres TE. 226. C.P.
            CD. Victoria, TAM. 8700
            Mexico

such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by fax or mailed.

     Section 8.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     Section 8.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one instrument.

     Section 8.9 Entire Agreement. This Agreement, including the other documents referred to herein that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 8.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by UniMark and the Shareholders.

     Section 8.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     Section 8.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     Section 8.13 Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States of America dollars.

     Section 8.14 Termination of Agreement. All parties hereto agree to use their best efforts to fulfill the requirements of Articles V and VI as soon as practicable. If any precondition to the completion of the transactions contemplated hereby is not fulfilled on or prior to June 1, 1996, this Agreement shall be null and void and have no further effect.

     Section 8.15 Time of Essence. The mere lapse of time shall have the effect to constitute of the parties hereto in default to perform any of its obligations under this Agreement.

     Section 8.16 Negotiation. Each party hereto declares that the provisions of this Agreement and of all documents annexed thereto or referred to therein, have been freely negotiated and declares having read this Agreement and those documents and having understood their scope and nature.

     Section 8.17 Binding Arbitration. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Texas applicable to contracts made and to be performed in that state. The parties hereto agree that any dispute pertaining to this Agreement and the transactions contemplated hereby must be submitted to the International Chamber of Commerce's International Court of Arbitration in Paris, France for binding arbitration, to the exclusion of courts of law.

     Section 8.18 Effective Time. Each party hereto agrees that the transactions contemplated by this Agreement shall be effective as of April 1, 1996.

     IN WITNESS WHEREOF, UniMark has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, and the Shareholders have executed this Agreement, all as of the date first above written.


                                   UNIMARK GROUP, INC.

                                             Jorn Budde
                                         By: -----------------------------
                                             Name:Jorn Budde
                                             Title: President

                           SHAREHOLDERS:


     David Madero Gonz
     ------------------------------------
     Name: Dr. David Madero Gonz.

     Jose Ma. Martinez Brohez
          ------------------------------
     Name: Ing. Jose Ma. Martinez Brohez

     Federico Martinez Brohez
     -----------------------------------
     Name: Ing. Federico Martinez Brohez
          ------------------------------

     Lorenzo Zambraso Trevino
     ----------------------------------
     Name:Ing. Lorenzo Zambraso Trevino
          ------------------------------

     Manuel Martinez Arteaga
     ------------------------------
     Name: M.V.Z. Manuel Marinez Arteaga
          ------------------------------

     Virginia Togno Murguia
     ------------------------------
     Name:Sra. Virginia Togno Murguia
          -------------------------

     Jorge Martinez Brohez
     ------------------------------
     Name: Ing. Jorge Martinez Brohez
          ---------------------------

     Miguel Rivera Arias
     ------------------------------
     Name: Sr. Miguel Riveral Arias
          -------------------------

     Rafael J. Fco. Hernandez Martinez
     -------------------------------------------
     Name:Ing. Rafael J. Fco. Hernandez Martinez
          --------------------------------------

     Javier E. Cervera Herrera
     -----------------------------------
     Name: Lic. Javier E. Cervera Herrera
          -------------------------------

     Ma. del Carment Velez Gonzalez
     ----------------------------------------
     Name: Sra. Ma. del Carmen Velez Gonzalez
          -----------------------------------

     Rodrigo Canales Perez
     ---------------------------------------
     Name: Ing. Rodrigo Canales Perez
          ----------------------------------

     Lydia Madero Garcia
     ---------------------------------------
     Name: Lic. Lydia Madero Garcia
          ----------------------------------

     Leticia Sagastegui Coutino
     ---------------------------------------
     Name: Sra. Leticia Sagastegui Coutino
          ----------------------------------

     Rosa Eugenia Trevino Sada
     ---------------------------------------
     Name: Sra. Rosa Eugenia Trevino Sada
          ----------------------------------

     Ma. del Pilar Navarro Rodriguez
     ---------------------------------------
     Name: Sra. Ma. del Pilar Navarro Rodrigues
           ------------------------------------
                                     26

     Alfonso Sagastequi Coutino
     --------------------------------------------

     Name: Sr. Alfonso Sagastequi Coutino
          ---------------------------------------



     Aurora Pena Zorrila
     --------------------------------------------

     Name: Sra. Ma. Aurora Pena Zorrila
          ---------------------------------------




     Nora Garza Orozco
     --------------------------------------------

     Name:C.P. Ma. Nora Garza Orozco
          ---------------------------------------




     Ramiro R. Salazar Alanis
     --------------------------------------------

     Name: Sr. Ramiro R. Salazar Alanis
          ---------------------------------------



     Rodrigo Salazar Alanis
     --------------------------------------------

     Name: Sr. Rodrigo Salazar Alanis
          ---------------------------------------



     Alicia Brohez de Martinez
     --------------------------------------------

     Name: Sra Alicia Brohez de Martinez
          ---------------------------------------



     Anastacio Salazar Martinez
     --------------------------------------------

     Name: Sr. Anastacio Salazar Martinez
          ---------------------------------------



     Estanisloa Sepulveda Martinez
     --------------------------------------------

     Name: Sr. Estanislao Sepulveda Martinez
     --------------------------------------------


          y/o Sra. Eloisa Cantu Leal.



     Ruben Salazar Alanis
     --------------------------------------------

     Name: Sr. Ruben Salazar Alanis
          ---------------------------------------

     Manuel Barba Alonso
     -------------------------------------
     Name:Sr. Manuel Barba Alonso
          --------------------------------

     Raymundo Garza Barba
     -------------------------------------
     Name:Ing. Raymundo Garza Barba
          --------------------------------

     Edgar Eilas Rodriguez Rdz.
     -------------------------------------
     Name: Ing. Edgar Eilas Rodriguez Rdz.
          --------------------------------

     Pedro J. Arzola Quintero
     -------------------------------------
     Name: Ing. Pedro J. Arzola Quintero
          --------------------------------

     Cesar Fco. Martinez Torres
     -------------------------------------
     Name: Lic. Cesar Fco. Martinez Torres
          --------------------------------

     Laura Elizabeth Velez Glz.
     -------------------------------------
     Name: Lic. Laura Elizabeth Velez Glz.
          --------------------------------

     Carlos Salilnas Espinoza
     -------------------------------------
     Name: Carlos Salinas Espinoza
          --------------------------------

     Ana Ma. Gonzalez Sada
     -------------------------------------
     Name: Sra. Ana Ma. Gonzalez Sada
          --------------------------------

     Nazario Assad Assad
     ---------------------------------------
     Name: Sr. Nazario Assad Assad
          ----------------------------------

     Angelica Escobar Bazaldua
     ---------------------------------------
     Name: Ing. Angelica Escobar Bazaldua
          ----------------------------------

     Jaime Gonzalez Cepeda
     ---------------------------------------
     Name: C.P. Jaime Gonzalez Cepeda
          ----------------------------------

     Roberto Salinas Salinas
     ---------------------------------------
     Name: Ing. Roberto Salinas Salinas
          ----------------------------------

     Arturo Valdez Rodriguez
     ---------------------------------------
     Name: Ing. Arturo Valdez Rodriguez
          ----------------------------------

     Alfonso J. Saldivar Salazar
     ---------------------------------------
     Name: Sr. Alfonso J. Saldivar Salazar
          ----------------------------------

     David Cardozo Tamez
     ---------------------------------------
     Name: Sr. David Cardozo Tamez
          ----------------------------------

     Manuel A. Campo Haces
     ---------------------------------------
     Name: Sr. Manuel A. Campo Haces
          ----------------------------------

     Jose Gerardo De la Gza. Q.
     ---------------------------------------
     Name: Sr. Jose Gerardo De la Gza. Q.
          ----------------------------------

     Ruben G. Cavazos Cardozo
     -----------------------------------------
     Name: Sr. Ruben G. Cavazos Cardozo
          ------------------------------------

     Vicente Muela Morales
     -----------------------------------------
     Name:C.P. Vicente Muela Morales
          -----------------------------------

     Miguel Victor salman Alvarez
     -----------------------------------------
     Name: C.P. Miguel Victor Salman Alvarez
          ------------------------------------

     Alvaro Silva Olivares
     -----------------------------------------
     Name: Ing. Alvaro Silva Olivares
          ------------------------------------

     Jorge Fco. Togno Murguia
     -----------------------------------------
     Name: Ing. Jorge Fco. Togno Murguia
          ------------------------------------

     Maria Teresa Rodriguez Gomez
     -----------------------------------------
     Name: Maria Teresa Rodriguez Gomez
           ------------------------------------

     Carmen Zambrano Sada
     -------------------------------------------
     Name: Sra. Carmen Zambrano Sada
          --------------------------------------

     Lydia Garcia Gonzalez
     -------------------------------------------
     Name: Sra. Lydia Garcia Gonzalez
          --------------------------------------

     Federico Martinez Zambrano
     -------------------------------------------
     Name: Ing. Federico Martinez Zambrano
          --------------------------------------

     Karla Martinez Zambrano
     -------------------------------------------
     Name: Karla Martinez Zambrano
          --------------------------------------

     Pedro Pieter Villarreal Martinez
     -------------------------------------------
     Name: Sr. Pedro Pieter Villarreal Martinez
          --------------------------------------





                                     30b

                                   EXHIBIT 1

                               GISE SHAREHOLDERS


                                                            NUMBER AND
                                                            CATEGORY OF                          OWNERSHIP
            NAME                     ADDRESS                  SHARES                                 %
            ----                     -------                  -------                            --------
                                                           A         B               TOTAL         13770000
                               Calle Cristal um 22
                               Penthous Fracc.
                               Valle del Campestre
Dr. David Madero Gonzalez      Monterrey N.L.              191       8,193,603       8,193,794    59.504677
                               Cristobal Colon Nte.
                               Num 2007 Fracc. San
Ing. Jose Martinez Brohez      Jose                        357         610,817         611,174    4.4384459
                               Privada Jose
                               Villarreal
                               Tello Num 1058,
Ing. Federico Martinez Brohez  Fracc. Los Arcos            309         607,150         607,459     4.411467
M.V.Z. Manuel Martinez         11 Aldama num 649
Arteaga                        Cd. Victoria, Tamps         179         458,944         459,123    3.3342266
                               Calle Crista num 22
                               Fracc. Valle del
                               Campestre, Garza
Ing. Lorenzo Zambrano Trevino  Garcia N:L:                  74         454,448         454,522    3.3008134
                               Sonora Pte. num 627
Lic. Jorge Martinez Brohez     Fracc. San Jose             283         297,937         298,220    2.1657226
                               Av. Circunvalacion
                               num. 109 Jardines
Ma. Del Pilar Navarro          del Moral, Leon
Rodriguez                      Gto.                          8         265,729         265,737      1.92982
                               10 Chihuahua y
                               Coahula Fracc. San
                               Jose Cd. Victoria,
Sra. Virginia Togno Murguia    Tamp                        265         250,722         250,987  1.822708787
                               Zacatecas Ote. num
                               725 entre 10 y 11
                               Fracc. Valle de
                               Aguayo Cd. Victoria
Sr. Miguel Rivera Arias        Tam                         267         249,107         249,374  1.810994916
                               Ave Santa Cruz num
                               103 Col. Res. Santa
Ing. Rafael J. Foo. Hdz        Cruz Monterrey,
Mariinez                       N.L.                        227         240,089         240,316  1.745214234




                               1a. Diagnoal norte
Lic. Javier E. Cervera         num 1420 Cd.
Herrera                        Victoria, Tamps.            200         186,831         187,031  1.358249818
                               1a. Diagnoal norte
                               num. 1420 Cd.

Ma. del Carmen Velez Gonzalez  Victoria, Tamp              200         186,831         187,031  1.358249818
                               Zacatecas ote. num
                               725 entre 10 y 12
                               Fracc. Valle de

Sra. Leticia Sagastegui        Aguayo Cd.

Coutino                        Victoria, Tamps             133         124,554         124,687  0.905497458
                               Sonora ote. jum 627

Sra. Rosa Eugenia Trevino      Fracc. San Jose Cd.
Sada                           Victoria, Tamps             133         124,554         124,687  0.905497458
                               Cristobal Colon
                               Nte. Num 2007

Sra. Lydia Madero Garcia       Fracc. San Jose             111         115,735         115,846  0.841292665
                               1a Diagnoal horte
                               num 1330 Cd.

Ing. Rodrigo Canales Perez     Victoria, Tamps              80         109,408         109,488    0.7951198
                               Privada Jose
                               Villarreal Tello
                               Num 1058, Fracc.

Sra. Carmen Zambrano Sada      Los Arcos                   112         104,253         104,365    0.7579158
                               11 Aldama num 649

Sra. Ma. Aurora Pena Zorrilla  Cd. Victoria, Tamps           0          92,049          92,049    0.6684749
                               Domicilio Conocido
                               Estacion de Santa
                               Engracia, Municipio

Lic. Alfonso Sagastegui        de Hidalgo,
Couitino                       Tamaulipas                   93          87,188          87,281    0.6338489
                               calle 20 de
                               Noviembre num 513

C.p. Ma. Nora Garza Orozco     cd Victoria Tamps            69          79,999          80,068     0.581467
                               Alvarez esquina con
                               Emilio Carranza Cp

Sr. Ramiro Roberto Salazar     67350 Allende Nuevo
Alanis                         Leon                         80          74,733          74,813    0.5433043

Sra. Alicia Brohez de          8 Veracruz num 1502
Martinez                       Cd. Victoria, Tamps          80          74,733          74,813    0.5433043
                               Calle cristal Jo.
                               22 Penthouse Frac.
                               Valle del Campestre

Pedro Pierter Villarreal Mtz.  Monterrey, N.L.                          68,855          68,855    0.5000363



                               Callo Cristal num
                               22 Penthouse Fracc.
                               Valle de Campestre

Sra. Lydia Garcia Gonzalez     Monterrey N.L.                0          62,944          62,944    0.4571097
                               1a Diagonal norte
                               num 4 Cd. Victoria,

Sra. Eloisa Cantu Leal         Tamps                        59          54,804          54,863    0.3984241
                               13 Sinaloa num 485
Lic. Anastacio Javier          ote. Fracc San Jose
Salazar Martinez               Cd. Victoria, Tamps          53          49,822          49,875    0.3622004
                               21 y 22 Zaragoza

Sr. Manuel Barba Alonso        num 530 CD.                  44          41,103          41,147    0.2988163
                               Begonia num 1234
                               Fracc. Campestre

Ing. Edgar Elias Rodriguez     Cd. Victoria,
Rodriguez                      Tamps.                        0          40,941          40,941    0.2973203
Ing. Pedro Javier Arzola       17 y 18 Zaragoza
Quintero                       num 296 pte.                 40          37,367          37,407    0.2716558
                               3 y 4 Anaya num

Lic. Cesar Fco. Martinez       1445 Cd. Victoria,
Torres                         Tams                         40          37,367          37,407    0.2716558
                               3 y 4 Anaya num

Lic. Laura Elizabeth Velez     1445 Cd. Victoria,
Gonzalez                       Tams                         40          37,367          37,407    0.2716558
                               Boulevard
                               Tamaulipas num 1332

C.P. Carlos Salinas Espinosa   Cd. Victoria                 40          37,367          37,407    0.2716558
                               Mirador del Valle
                               num 102 Col. Lomas
                               del Valle Garza

Sra. Ana Maria Gonzalez Sada   Garcia N.L.                  33          31,140          31,173    0.2263834
                               Domicillo Conocid

Sr. Ruben Salazar Alanis       Allende, N.L.               106          30,737          30,843    0.2239869
                               11 y 12 Conrado
                               Castillo num 656

Sr. Nazario Assad Assad        Cd. Victoria, Tamp            0          30,463          30,463    0.2212273
                               15 Pte. num. 901

Ing. Angelica Escobar          Col. Puebla,
Bazaldua                       Puebla.                       0          29,138          29,138    0.2116049
                               16 Guerrero num 149

C.P. Jaime Gonzalez Cepeda     Cd. Victoria, Tamp.           0          25,386          25,386    0.1843573




                               Pico de Orizaba num
                               136 Fracc. Sierra
                               Madre Cd. Victoria,

Ing. Roberto Salinas Salinas   Tamps                        27      24,911          24,938    0.1811038
                               Ave. Michoacan num
                               807 Fracc. Valle de
                               Aguayo Cd.

Sr. Arturo Valdez Rodriquez    Victoria, Tamps.             27      24,911          24,938    0.1811038
                               9 y 10 Veracruz
                               num. 702 Ote.
                               Fracc. Sierra
                               Gorda, Cd.
Ing. Alvaro Silva Olivares     Victoria, Tam.                0      20,000          20,000    0.1452433

                               9 y 10 San Luis
                               Potosi num. 876
                               Dpto. 5 Fracc.

Lic. Maria Teresa Rodriguez    Valle de Aguayo,
Gomez                          Victoria, Tam.                0      20,000          20,000    0.1452433
                               Gaspar de la Garza
                               num. 3551 Villa
                               Jardin, Cd.

Ing. Jorge Foo. Togno Murguia  Victoria, Tam.                0      15,000          15,000    0.1089325
                               Privada Jose
                               Villarreal Tello
                               No. 1058 Fracc. Los
                               Arcos. Cd.

Karla Martinez Zambrano        Victoria, Tam                        13,859          13,859    0.1006463
                               Pino Suarez num 549

                               9 y 10 Michoacah
                               num 814 Fracc.

Sr. Jose Gerardo Dela Garza    Valle de Aguayo Cd.
Quintanilla                    Victoria, Tamps              13      12,456          12,469    0.0905519
                               Priv. Jose
Villarreal Tello
                               num. 1024 Fracc.
                               Los Arcos Cd.

C.P. Vicente Muela Morales     Victoria, Tamps               7       6,227           6,234   0.04527623
                               Sinaloa num 837
                               Ote. Fracc. San

C:P: Miguel Victor Salman      Jose Cd. Victoria,
Alvarez                        Tamps                         7       6,227           6,234    0.0452723
                               Priv. Jose
                               Villarreal Tello
                               num 1024 Fracc. Los

Ing. Federico Martinez         Arcos Cd. Victoria,
Zambrano                       Tamps                                 5,738           5,738    0.0416703
                                                         4,000  13,766,000      13,770,000

                                                                       EXHIBIT 2

                   [Letterhead of Shareholders' Counsel]]


                                                                  [Closing Date]


UniMark Group, Inc.
P.O. Box 229
Argyle, Texas 76226
Attention:  Jorn Budde

Ladies and Gentlemen:

      We have acted as counsel for the Shareholders annexed to the Stock Purchase Agreement dated as of April __, 1996 (the "Stock Purchase Agreement"), by and among The UniMark Group, Inc., a Texas corporation ("UniMark"), and the Shareholders in connection with the acquisition by UniMark of all the outstanding shares of capital stock (the "Common Stock") of Grupo Industrial Santa Engracia S.A. DE C.V., a Mexican corporation (the "Company"). Any term used herein without a definition shall have the meaning assigned to such term in the Stock Purchase Agreement.

     In so acting, we have examined such certificates of public officials, such certificates of officers of the Company, and originals or copies certified to our satisfaction of all such corporate documents and records of the Company and of all such other documents as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and such certificates of officers of the Company and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Mexico. The Company has the power to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business or properties of the company.

     2. The Company has an authorized capitalization consisting of ___ (___) shares of common stock, ___ ($____) par value, of which ___ (___) shares are issued and outstanding and ___ (___) shares are held in the Company's treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company.

     3. To the best of our knowledge, after having made due inquiry with respect thereto, the list of direct and indirect subsidiaries of the Company set forth in Schedule 1.5 to the Stock Purchase Agreement is complete and accurate. Each such subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (as set forth in such schedule) and has all requisite powers and authority to own its property and carry on its business as presently conducted. Each such subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by such subsidiary or the nature of the business conducted by such subsidiary makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business or properties of such subsidiary. All of the outstanding capital stock of each such subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, and is owned free and clear of all liens, encumbrances, restrictions and claims of any kind. No shares of capital stock of any such subsidiary are reserved for issuance, and, to the best of our knowledge after having made due inquiry with respect thereto, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of such subsidiary.

     4. To the best of our knowledge after having made due inquiry with respect thereto, each of the Shareholders has full legal right, power and authority to enter into the Stock Purchase Agreement and to sell, assign, transfer and convey the Common Stock.

     5. The Stock Purchase Agreement has been duly executed and delivered by each of the Shareholders and is the valid and legally binding obligation of each such Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity.

     6. The delivery to UniMark of the Common Stock pursuant to the provisions of the Stock Purchase Agreement by the Shareholders on the date hereof passed good and marketable title to the Common Stock to UniMark, free and clear of all liens, encumbrances, restrictions and claims of every kind. The consummation of the purchase of the Common Stock pursuant to the Purchase Agreement vested in UniMark all of the outstanding shares of capital stock of the Company.

     7. There are no stock transfer taxes due and unpaid upon transfer of the Common Stock by the Shareholder to UniMark.

     8. Neither the execution and delivery by any Shareholder of the Stock Purchase Agreement, nor compliance with the terms and provisions thereof, will conflict with or result in a breach by any Shareholder, the Company or any of its subsidiaries of any of the terms, conditions or provisions of (i) any law, rule, ordinance, regulation, order, judgment or decree of any court, arbitrator or governmental instrumentality, (ii) the charter or By-Laws of the Company or any of its subsidiaries or (iii) any mortgage, lien, lease, agreement, contract or instrument of which we have knowledge and to which any Shareholder, the Company or any such subsidiary is now a party or by which it is bound.

     9. Neither the Company nor any of its subsidiaries is engaged in or a party to, or to the best of our knowledge after having made due inquiry with respect thereto, threatened with, any legal action or other proceeding before any court, arbitration or other tribunal or administrative agency, and to the best of our knowledge after having made due inquiry with respect thereto, neither the Company nor any of its subsidiaries has been charged with, or is under investigation with respect to any charge concerning, any violation of any federal, state, local or foreign law or administrative regulation in respect of its business. To the best of our knowledge after having made due inquiry with respect thereto, no action or proceeding against the Shareholder, the Company or any of its subsidiaries has been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated by the Stock Purchase Agreement.

     10. No authorizations, consents or approvals of or filings with any governmental agencies or authorities are required in connection with the execution, delivery and performance of the Stock Purchase Agreement by any of the Shareholder.

     11. The offering and sale of the UniMark Sharespursuant to the Stock Purchase Agreement do not require previous registration under the Mexican Foreign Investment Law.


                                        Very truly yours,





[This opinion shall also address such other matters as UniMark shall request.]

                                  SCHEDULE 1.2

Enclosed.

                                  SCHEDULE 1.4

                           GISE'S OUTSTANDING SHARES

Those are set in two groups:

Class "A" shares, 4,000 outstanding shares

Class "B" shares, 13,766,000 outstanding shares.

Giving a total of 13,770,000 outstanding shares of capital stock that are under no obligation as defined into annex 13, IRID, and the list that is being sent as of 3 May 1996 (Friday).

                                  SCHEDULE 1.5

Not applicable.

                                  SCHEDULE 1.7

Not applicable.

                                  SCHEDULE 1.8

All actual encumbrance to properties is as defined into Schedule 1.2

                                  SCHEDULE 1.9

All title to properties is as defined into annex VII, SDDMR and into annex 05 of Suplemento de Material Legal (SMLR) sent to Mexican lawyers.

All encumbrances are as defined into Schedule 1.2.

All possible inconveniences are those originating from the political and national application of laws from the Mexican government in a future.

                                 SCHEDULE 1.10

All leases are as described into annex 20 IRID, as of 30 April 1996, and the terms implied into that documents apply as rights and obligations for the acts described into that document.

                                 SCHEDULE 1.11

Not applicable. All option stock rights and purchase agreements are less than $25,000 USD.

                                 SCHEDULE 1.12

Not applicable.

                                 SCHEDULE 1.13

Not applicable.

                                 SCHEDULE 1.16

All insurance policies for GISE are as described into annex X, SDDMR.

                                 SCHEDULE 1.17

The trademark rights for GISE are as described into annex 23 IRID, there exist another limitation set forth into IBROWN extraction and essence recovery contracts as included into annex 20 IRID.

                                 SCHEDULE 1.21

All company officers as described into annex 4, IRID, and as well as the following company officers:

C.P. Guillermo Aladino Ventura

and as well as the accountant Pedro Garza, as part of his fees and compensation for services are entitled to receive the benefits of a:

(a)  Stock purchase from GISE,

(b)  Stock options from GISE, which are being negotiated in those days.

All those transactions are fully authorized by the Stockholders.

                                SCHEDULE 1.22

Not applicable.

                                 SCHEDULE 1.24

Not applicable.

                                 SCHEDULE 1.32

The actual permits granted to GISE are as described into annex II, SDDMR and as would require the Mexican laws into the future.